UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2021

VENTURE VANADIUM INC.

(Exact name of registrant as specified in its charter)

Nevada	333-215459	32-0507158
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Oxford Centre, 301 Grant Street, Suite 4300

Pittsburgh, PA 15219

(Address of principal executive offices) (Zip Code)

412-577-2499

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4©)

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.001 par value per share	VENV	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01 Changes in Control of Registrant.

The information regarding the change of control of the Company in connection with the purchase of the Shares (as defined below) set forth in Item 5.02 below is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective as of April 30, 2021, Jewell Sumrall and Stephanie Flood collectively purchased in a private transaction 38,590,000 shares (the “Shares”) of Venture Vanadium Inc.’s (the “Company”) common stock, $0.001 par value per share (the “Common Stock”), from Ian Ilsley, the Company’s Chief Executive Officer, Acting Chief Financial Officer, Secretary, Treasurer and sole director, and certain other shareholders of the Company. The Shares constitute 68.9% of the company’s issued and outstanding shares of Common Stock.

In connection with the sale of the Shares, effective as of the Effective Date, Mr. Ilsley resigned from all of his positions with the Company, effective immediately, and Mr. Sumrall was appointed as the Company’s Chief Executive Officer, Acting Chief Financial Officer, Secretary and Treasurer, Ms. Flood was appointed as the Company’s President, and each of Mr. Sumrall and Ms. Flood were elected as a member of the Company’s Board of Directors (the “Board”), effectively immediately.

Jewell W. Sumrall, age 56, has served as the Company’s Chief Executive Officer, Chief Financial Officer, Secretary, and Treasurer and a member of the Company’s board of directors since April 30, 2021. Mr. Sumrall is the founder and President of Diamond Scaffold Services, LLC. (“Diamond”), a nation-wide distributor of industrial rental equipment, which he formed in 2002 and has more than 20 years of industrial service experience. Mr. Sumrall has diversified Diamond so that it has extended its service offerings to many Fortune 1000 companies in the refining, chemical, petrochemical, and power industry, both nationally and internationally. Mr. Sumrall is also an officer of Diamond De-Con, LLC, a subsidiary of Diamond, where he serves as Vice President. Diamond De-Con is a provider of patent pending and FDA approval pending medical grade sanitation equipment focused on Covid 19 protection in industrial and commercial settings. Mr. Sumrall also serves as President of Diamond Air Chartering Services, a privately owned air charter and maintenance business operating in the U.S., the Virgin Islands, Puerto Rico, the Bahamas, and Canada.

Ms. Stephanie Flood, age 34, has served as the Company’s President and a member of the Company’s board of directors since April 30, 2021. During the most recent five years, Ms. Flood has been serving as the Vice President of Diamond Scaffold Services, LLC, where she initiated substantial sales and marketing initiatives resulting in significant revenue growth for the company. Ms. Flood also serves as President of Diamond De-Con, LLC, a subsidiary of Diamond. Diamond De-Con is a provider of patent pending and FDA approval pending medical grade sanitation equipment focused on Covid 19 protection in industrial and commercial settings. In addition, focusing on clean energy alternatives, Ms. Flood has established a platform of solar powered equipment and systems designed to assist companies, commercially and industrially, seeking to eliminate theft using the company’s proprietary surveillance equipment powered with solar technology.

Mr. Sumrall and Ms. Flood did not receive any consideration in connection with their election to the Board. They shall be entitled to participate in the annual compensation package the Company may provide to its employee directors and/or non-employee directors in the future.

Mr. Sumrall and Ms. Flood were each elected as a director of the Company as a result of the purchase of the Shares. There are no family relationships between Mr. Sumrall, Ms. Flood and any of the Company’s officers or directors. Other than as described herein, there are no other transactions to which the Company or any of its subsidiaries is a party in which either of Mr. Sumrall or Ms. Flood has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

As a result of the sales of the Shares and related transactions as described above, a change in control of the Company occurred.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTURE VANADIUM INC.

Dated: May 6, 2021	By:	/s/ Jewell Sumrall
	Name:	Jewell Sumrall
	Title:	Chief Executive Officer, Acting Chief Financial Officer, Secretary and Treasurer